Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is made by and between DYADIC INTERNATIONAL, INC., a Delaware corporation (the "Company"), and MARK A. EMALFARB (the "Executive") as of the 23rd day of October, 2013.

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to employ the Executive as President and Chief Executive Officer, and the Executive desires to serve in that capacity, on the terms and conditions set forth herein.

NOW, THEREFORE, it is hereby agreed as follows:

1.	Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the date hereof (the "Commencement Date") and ending on the third anniversary of the Commencement Date (the "Initial Term") which period shall automatically renew continuously for additional periods of two years (each, a "Renewal Term") unless one party gives written notice of termination to the other at least sixty (60) days prior to the end of the then current term except as otherwise specifically provided below (the Initial Term and the Renewal Term(s), if any, shall hereinafter collectively be referred to as, the "Employment Period").

2.	Position and Duties. During the Employment Period, the Executive shall continue to be employed as the President and Chief Executive Officer of the Company, and the Company shall cause the Executive to be elected as a member of the Board of Directors ("the Board"). During the Employment Period, the Executive shall have authority to make operating decisions, plan the strategic direction of the Company, and hire, promote, and terminate the employment of, personnel, subject to the direction of the Board. During the Employment Period, the Executive shall have such reasonable and customary powers as are generally associated with the positions of President and Chief Executive Officer. During the Employment Period, the Executive shall devote his principal attention and time to the business and affairs of the Company and use his reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, civic or charitable boards of directors or committees thereof (excluding those which would create a conflict of interest) and manage his personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

3.	Compensation.

(a)                 Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the "Annual Base Salary") of $425,000, payable in accordance with the regular payroll practices of the Company. During the Employment Period, the Annual Base Salary may be reviewed by the Board for possible adjustments, but shall never be less than $425,000.

(b)                Performance Bonus. In addition to the Annual Base Salary, the Company shall pay Executive a cash bonus equal to 20% of the value of the first $4,000,000 of any new revenue streams generated by the Company while Executive is employed hereunder, which new revenue streams shall be determined and calculated by the Board in its reasonable discretion. The new revenue streams for such determination and calculation shall include, without limitation, the Executive receiving credit for the value of the Codexis expansion as outlined in the Summary Of Terms executed between Codexis and Dyadic on September 10, 2013 if realized by the Company.. Such performance bonus payments shall be made by the Company to Executive within forty-five (45) days of the first and second anniversaries of the Commencement Date, with such payments not to exceed $800,000 in the aggregate.

(c)                 Annual Bonus. In addition to the Annual Base Salary, the Company may award Executive an annual bonus, with the timing and amount of any such bonus determined in the sole discretion of the Compensation Committee. The Compensation Committee will consult with Executive to establish, in advance for each fiscal year or portion of a fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") based on certain milestones that may include (among other things) research and other business milestones, sales, license agreements, profitability, cash flow goals, and other objectives.

(d)                Stock Options. The Company agrees to cause the Board's Compensation Committee to grant the Executive stock options, pursuant to then-existing plans and/or otherwise, in amounts that recognize the Executive's role as chief executive officer and president and the scope and extent of his contributions to the Company and at an exercise price no less than the exercise price of any other stock options granted to any other officer or employee of the Company on the same date as Executive. Notwithstanding the foregoing, the Executive shall be eligible to receive additional grants of options from time to time in recognition of performance by the Executive as may be determined from time to time by the Board or the Compensation Committee thereof. The Board shall take whatever action is necessary to implement the foregoing provisions regarding stock options.

(e)                 Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all benefit plans, practices, policies and programs provided by the Company (including without limitation, vacation, medical, prescription, dental, disability, retirement, salary continuance, employee life insurance, group life insurance, and accidental death and travel accident insurance plans and programs) that are commensurate with Executive's position as chief executive officer and not less favorable than benefits provided to other executives of the Company.

(f)                  Expenses. During the Employment Period, the Executive shall receive reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(g)                 Other Expenses. The Company shall pay directly, or reimburse the Executive for, automobile expenses in amounts similar to the current level being provided to the Executive.

4.	Covenants of Executive

(a)	Proprietary Rights.

(1) Executive hereby expressly agrees that all research, Biological Materials, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), trade secrets (being information about the business of the Company which is considered by the Company to be confidential and is proprietary to the Company) and confidential information, copyrightable works, and similar and related information (in whatever form or medium), which (x) either (i) relate to the Company's actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by Executive for the Company and (y) are conceived, developed, made or contributed to in whole or in part by Executive during the Employment Period ('Work Product") shall be and remain the sole and exclusive property of the Company. Executive shall communicate promptly and fully all Work Product to the Company.

(2)               Work Made for Hire. Executive acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by Executive within the scope of Executive's employment by the Company during the Employment Period shall be deemed a "work made for hire" under the copyright laws and shall be owned exclusively by the Company.

(3)               Assignment of Proprietary Rights. Executive hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the "Proprietary Rights") for the Company's exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof, which shall enjoy exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

(4)               Further Instruments. At the request of the Company, at all times during the Employment Period and thereafter, Executive will promptly and fully assist the Company in effecting the purpose of the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary to secure for the Company such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

(5)                Inapplicability of Section 4(a) in Certain Circumstances. The Company expressly acknowledges and agrees that, and Executive is hereby advised that, this Section 4(a) does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (i) the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Company.

(b)                 Ownership and Covenant to Return Documents. Executive agrees that all Work Product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company, either furnished to Executive by the Company or prepared, compiled or otherwise acquired by Executive during the Employment Period, shall be the sole and exclusive property of the Company. Executive shall not use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Executive agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company's request, together with his written certification of compliance with the provisions of this Section 4(b).

(c)                 Non-Disclosure Covenant. Executive shall not, at any time, either directly or indirectly, disclose to any "unauthorized person" or use for the benefit of Executive or any Person other than the

Company any Work Product or any knowledge or confidential information which Executive may acquire while employed by the Company (whether before or after the date of this Agreement) relating to (1) the financial, marketing, sales and business plans and affairs, financial statements, analyses, forecasts and projections, books, accounts, records, operating costs and expenses and other financial information of the Company, (2) internal management tools and systems, costing policies and methods, pricing policies and methods and other methods of doing business, of the Company, (3) customers, sales, customer requirements and usages and distributor lists, of the Company, (4) agreements with customers, vendors, independent contractors, employees and others, of the Company, (5) existing and future products or services and product development plans, designs, analyses and reports, of the Company, (6) computer software and databases developed for the Company, trade secrets, research, records of research, models, designs, drawings, technical data and reports of the Company, and (7) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary to the Company and not generally known to the public (individually and collectively "Confidential Information"), without the Company's prior written permission. For purposes of this Section 4(c) the term "unauthorized person" shall mean any Person who is not (i) an officer or director of the Company or an employee of the Company for whom the disclosure of the knowledge or information referred to herein is necessary for his performance of his assigned duties, or (ii) a Person expressly authorized by the Company to receive disclosure of such knowledge or information. The Company expressly acknowledges and agrees that the term "Confidential Information" excludes information which is (A) in the public domain or otherwise generally known to the trade, or (B) disclosed to third parties other than by reason of Executive's breach of his confidentiality obligations hereunder or (C) learned of by Executive subsequent to the termination of his employment hereunder from any other party not then under an obligation of confidentiality to the Company. Further, Executive covenants to the Company that in Executive's performance of his duties hereunder, Executive will not violate any confidentiality obligations he may have to any third Persons.

(d)                 Non-Interference Covenants. Executive covenants to the Company that while Executive is employed by or otherwise renders services to the Company and for a three (3) year period thereafter (the "Restrictive Period"), he will not, for any reason, directly or indirectly: (a) solicit, induce, or otherwise do any act or thing, which may cause any other employee of the Company to leave the employ or otherwise interfere with or adversely affect the relationship (contractual or otherwise) of the Company, with any person who is then or thereafter becomes an employee of the Company; (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any vendor of goods or services to the Company or induce any such vendor to cease doing business with the Company; or (c) except for Competitive Activities (as defined in Section 4(e) hereof) engaged in by Executive after the expiration of the Restrictive Period, do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any customer of the Company or induce any such customer to cease doing business with the Company. Executive agrees that he will never make or publish any statement or communication which is disparaging, negative or unflattering with respect to Company and/or its direct or indirect shareholders, officers, directors, employees, agents or affiliates.

(e)                 Covenant Not To Compete. Executive expressly acknowledges that (a) Executive's performance of his services for the Company hereunder will afford him access to and cause him to become highly knowledgeable about the Company's Confidential Information; (b) the agreements and covenants contained in this Section 4(e) are essential to protect the Confidential Information, business and goodwill of the Company and the restraints on Executive imposed by the provisions of this Section 4(e) are justified by these legitimate business interests of the Company; and (c) Executive's covenants to the Company set forth in this Section 4(e) are being made both in consideration of the Company's employment of Executive and other financial benefits of this Agreement. Accordingly, Executive hereby agrees that during the Restrictive Period, Executive shall not, directly or indirectly, own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with any lines of business engaged in by the Company (collectively, "Competitive Activities"). The preceding to the contrary notwithstanding, Executive shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than five percent (5%) of the outstanding securities of any class of such corporation.

(f)                  Rationale for and Scope of Covenants. If any of the covenants contained in this Article 4 are held to be invalid or unenforceable due to the unreasonableness of the time, geographic area, or range of activities covered by such covenants, such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants. Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Company places him in a position of confidence and trust with the customers, suppliers and employees of the Company and its parent and subsidiaries. Executive and the Company agree that in the course of employment hereunder, Executive has and will continue to develop a personal relationship with the Company's customers, and a knowledge of these customers' affairs and requirements as well as confidential and proprietary information developed by the Company after the date of this Agreement. Executive acknowledges that the Company's relationships with its established clientele may therefore be placed in Executive's hands in confidence and trust. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill, confidential and proprietary information, and legitimate business interests of the Company and its affiliates that Executive make the covenants contained herein, that the covenants are a material inducement for the Company to employ or continue to employ Executive and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(g)                Remedies For Breach. The restrictive covenants set forth in this Article 4 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any restrictive covenant. The Company has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection under the Bankruptcy Code. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Article 4, the Company shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Article 4 specifically enforced by any court having equity jurisdiction, by the entry of temporary, preliminary and permanent injunctions and orders of specific performance, together with an accounting therefor, it being expressly acknowledged and agreed by Executive that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Any such injunction shall be available without the posting of any bond or other security, and Executive hereby consents to the issuance of such injunction. Executive further agrees that any such injunctive relief obtained by the Company shall be in addition to, and not in lieu of, monetary damages and any other remedies to which the Company may be entitled. Further, in the event of an alleged breach or violation by Executive of any of the provisions of Sections 4(c), 4(d) or 4(e) hereof, the Restrictive Period shall be tolled until such breach or violation has been cured.

(h)                Survival. Notwithstanding anything to the contrary set forth herein, the provisions of this Article 4 shall survive the termination or cessation of this Agreement or Executive's employment, irrespective of the reason for such termination or cessation. Executive shall disclose the restrictions set forth in this Article 4 to any subsequent employer or potential employer during the Restrictive Period.

5.	Termination of Employment.

(a)                Death or Disability. The Executive's employment and the Employment Period shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment in the event of the Executive's Disability during the Employment Period. "Disability" means that the Executive has been unable, for a period of ninety (90) consecutive days or 120 days during any twelve (12) month period, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and that the Company has received an independent medical report and opinion that Executive is disabled.

(b)                 By the Company. The Company may terminate the Executive's employment during the Employment Period for Cause. "Cause" means:

(i)                 The continued failure of the Executive substantially to perform the Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), which has not been cured by Executive after being given specific written details of the alleged breach and the Executive has been given reasonable opportunity within thirty (30) days of receiving written notice of such breach from the Company to cure the alleged breach by substantial performance of the specified duties;

(ii)                a material breach of a material provision of this Agreement which has not been cured by Executive after being given specific written details of the alleged breach and the Executive has been given reasonable opportunity within thirty (30) days of receiving written notice of such breach from the Company to cure the alleged breach;

(iii)              a material breach of a material provision of the Confidential Information and Inventions Assignment Agreement between the Company and Executive which has not been cured by Executive after being given specific written details of the alleged breach and the Executive has been given every opportunity within thirty (30) days of receiving written notice of such breach from the Company to cure the alleged breach;

(iv)              illegal or gross misconduct by the Executive, as it solely relates to the Company's affairs, in either case, that is willful and results in material damage to the business or reputation of the Company which has not been stopped by the Executive after being given specific details and notice in writing of the specific illegal or gross misconduct asserted by the Company and only after the Executive has been given every opportunity within thirty (30) days of receiving written notice of such breach from the Company to stop the alleged breach;

(v)               conviction of or plea of no contest to a felony or any crime involving theft, fraud, or dishonesty whether or not committed in the course of performing services for the Company;

(vi)              habitual continued abuse of illegal drugs or alcohol, after ten (10) days prior warning from the Company;

(vii)            intentional act(s) of disloyalty, deliberate dishonesty, fraud, or breach of fiduciary duty to the Company or any of its affiliates after adjudication of such alleged acts; or

(viii)           material non-compliance with the Company's written policies which has not been cured by Executive after being given specific written details of the alleged non compliance and the Executive has been given every opportunity within thirty (30) days of receiving written notice of such breach from the Company to cure the alleged breach.

A termination of the Executive's employment by the Company shall be effected by giving Executive written notice of termination following any thirty (30) day cure period as applicable herein, however only if the alleged act has not been cured by Executive after being given specific written details of the alleged act and the Executive has been given every opportunity within thirty (30) days of receiving written notice of such allegation from the Company to cure the alleged act.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without an opportunity for the Executive (together with counsel, if requested) to be heard in person by the full Board after being provided with all of the specific facts and circumstances in writing relating to the proposed termination at least thirty (30) days in advance of such full meeting of the Board, and a good faith best efforts determination by the Board thereafter that the Executive's conduct was of such a substantial or continuing nature which has gone uncured as provided herein that it would justify a termination for Cause.

(c)                 Good Reason. The Executive may, at his sole option, terminate employment for Good Reason or without Good Reason. "Good Reason" means:

(i)                 the assignment to the Executive of duties materially inconsistent with Section 2 of this Agreement, other than an action that is not taken in bad faith and is remedied by the Company within twenty (20) days after receipt of written notice thereof from the Executive;

(ii)                any material failure by the Company to comply with Section 3 of this Agreement, other than a failure that is not taken in bad faith and is remedied by the Company within thirty (30) days after receipt of written notice thereof from the Executive; or

(iii)              termination by the Executive within twelve (12) months of any Change of Control of the Company as defined in this Agreement.

Any termination of the Executive's employment by the Executive shall be effected by giving the Company at least ten (10) business days' written notice of the termination.

(d)                 Date of Termination. The "Date of Termination" means the date of the Executive's death or Disability or the date of the termination of the Executive's employment by the Company or by the Executive, as the case may be, is effective.

6.	Obligations of the Company upon Termination.

(a)                 By the Company Other Than for Cause. Death or Disability or Upon Change of Control. or By the Executive for Good Reason. If (i) the Company terminates the Executive's employment (x) during the Employment Period (other than for Cause, Disability or by reason of the Executive's death) or (y) during the twelve (12) months following a Change Of Control or (ii) the Executive terminates employment for Good Reason (including termination for Change of Control pursuant to Section S(c)(iii) during the twelve (12) months following a Change of Control), the Company, in addition to fulfilling its obligations as to Annual Base Salary under Section 3(a) hereof through the Date of Termination, shall provide the Executive with his Annual Base Salary and all other benefits and accrued unpaid expenses specified in Paragraph 3 above as of the Date of Termination, for a period of three (3) years from the Date of Termination. Additionally, all of the Executive's stock options will be immediately vested.

As a condition to receiving such payments relating to periods following the date of such termination, Executive shall sign a release (covering all matters relating to his employment, and, in the event the Executive sells his securities in the Company to the Company covering all matters} in favor of the Company and its affiliates in such form as the Company shall reasonably request. The Company's obligation to pay Executive the Annual Base Salary amounts referred to in this Section 5(a} shall cease in the event of a material breach by Executive which remains uncured after any applicable cure period provided herein, after termination of the Employment Period, of a material provision of this Agreement or of the Confidential Information and Inventions Assignment between the Company and Executive.

For purposes of this Agreement, a "Change of Control" means any of the following events at any time during the term of this Agreement: (1} the Company is merged, consolidated or reorganized into or with another corporation or other legal person or entity, and as a result less than 51% of the combined voting power of the then outstanding securities of such corporation, person or entity immediately after such transaction is held in the aggregate by the holders of the then outstanding securities entitled to vote in the election of Directors ("Voting Stock"} of the Company immediately prior to such transaction; (2) the Company sells or otherwise transfers all or substantially all of its assets to any other corporation, person or entity if less than 51% of the combined voting power of the then outstanding Voting Stock of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (3) the Company sells or otherwise transfers assets, tangible or intangible, in any single transaction or series of related transactions to another entity or entities in which the Company or its shareholders does not have the right to elect members of the Board and as a result of such sale or transfer the Company will be unable to continue its business in substantially the same manner operated immediately prior to the transaction or series of transactions.

(b)                Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay the Executive or his estate the Annual Base Salary and all other benefits and expenses provided under Paragraph 3 above that have been accrued or earned through the date of Executive's death or Disability and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit, including but not limited all stock options will be immediately vested and the Company will formally notify the beneficiaries of the Executive accordingly in writing.

(c)                 Cause: Other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period or if the Executive resigns other than for Good Reason, the Company shall pay the Executive the Annual Base Salary, and all other benefits and expenses provided under Paragraph 3 above that have been accrued or earned through the Date of Termination and the Company shall have no further obligations under this Agreement other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued a benefit.

7.                   Compliance with Code Section 409A. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance ("Section 409A"), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

(a)                 Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive's employment, service (or any other similar term) shall be made only in connection with a "separation from service" with respect to Executive within the meaning of Section 409A.

(b)                 No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(c)                 Expense Reimbursements. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company's policies and procedures regarding such reimbursement of expenses.

8.                   No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

9.                    Successors.

(a)                 This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. Subject to the preceding sentence, this Agreement shall inure to the benefit of, be binding upon and be enforceable by the Executive's successors, assigns and legal representatives.

(b)                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.                 Miscellaneous.

(a)                 This agreement shall be governed by, and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms "hereof', "herein", and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                 The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(d)                 All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by certified mail or overnight courier service, addressed as follows:

If to the Executive:	Mark A. Emalfarb
193 Spyglass Court
Jupiter, FL 33477

With a required copy to:	Thomas E Patton
Butzel Long
Suite 300
1747 Pennsylvania Ave N.W.
Washington D.C. 20006

If to the Company:	Dyadic International, Inc.
140 lntracoastal Pointe Drive
Suite 404
Jupiter, FL 33477
Attn: Chief Financial Officer

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 11. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next business day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next business day delivery, and (iii) on the 5th business day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.

(e)                 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provisions of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(f)                  The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g)                Except as otherwise provided herein, no remedy herein conferred upon a party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof. All remedies under this Agreement or otherwise afforded to any party, shall be cumulative and not alternative.

(h)                Venue, Jurisdiction. Executive hereby agrees that any suit, action or proceeding relating in any way to this Agreement may be brought and enforced in the Circuit Court of Palm Beach County of the State of Florida or in the District Court of the United States of America for the Southern District of Florida, and in either case, Executive hereby submits to the jurisdiction of each such court. Executive hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any claim that Executive is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Executive consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Executive at his address listed in the business records of the Company. Nothing contained herein shall affect the rights of the Company to bring a suit, action or proceeding in any other appropriate jurisdiction.

(i)                  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(j)                  Attorneys' Fees. The parties agree that in the event of the institution of any action at law or in equity by either party to enforce the provisions of this Agreement, the losing party shall pay all of the costs and expenses of the prevailing party, including reasonable fees and expenses of attorneys and accountants, incurred in connection therewith.

(k)                 This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

DYADIC INTERNATIONAL, INC.

By:	Michael J. Faby
	Name:	Michael J. Faby
	Title:	Chief Financial Officer

/s/ Mark A. Emalfarb
Mark A. Emalfarb as CEO